Exhibit 99.1

            The St. Joe Company Reports Second Quarter Net
        Income of $9.9 Million or $0.13 Per Share Including a
          Non-Cash Charge of $8.8 Million or $0.11 Per Share

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--July 22, 2003--

    JOE Expects Strong Second Half 2003 Results; WaterColor's Phase Three Opens Strongly; WaterSound Beach Multi-Family Units Sell-Out;
                    Commercial Pipeline Strengthens

    The St. Joe Company (NYSE:JOE) today announced that Net Income for the second quarter of 2003 was $9.9 million, or $0.13 per diluted share, compared with $33.0 million, or $0.40 per diluted share, in the second quarter of 2002. Second quarter 2003 Net Income and Net Income per share include a non-cash charge of $8.8 million net of tax, or $0.11 per share, to reduce the carrying value of Advantis Real Estate Services, the company's commercial real estate services unit, and a net gain from conservation land sales of $3.2 million, or $0.04 per share. Second quarter 2002 Net Income and Net Income per share include a net gain from conservation land sales of $0.7 million, or $0.01 per share, and a net gain of $20.6 million, or $0.25 per share, from the April 17, 2002 sale of Arvida Realty Services (ARS).
    "A side-by-side comparison of the second quarters this year and last year shows JOE's building momentum in Northwest Florida," said Peter S. Rummell, chairman and CEO of St. Joe. "Setting aside the gain last year on the sale of ARS, and the non-cash charge this year on Advantis, a more `apples-to-apples' comparison reveals the strength of our performance."
    "Our resort and primary residential real estate sales have been very strong across our markets," said Rummell, "and commercial land sales in Northwest Florida continue to build momentum.
    "Sales and pricing at our key Northwest Florida developments continue to exceed earlier expectations," said Rummell. "During the second quarter, phase three at WaterColor opened with a strong showing and WaterSound Beach's beachfront multi-family units sold-out. In addition, sales at many of our primary residential developments are ahead of our current projections. Meanwhile, in Northwest Florida, St. Joe Commercial land sales are performing well ahead of last year's pace and St. Joe Land Company turned in a steady quarter with a broad base of business.
    "We are particularly pleased with both pricing and sales velocity at our Northwest Florida resort communities," said Rummell. "For example, at WaterColor and WaterSound Beach, we've increased pricing while maintaining sales velocity. Our strategy of pushing value away from the beach is clearly working. Our focus continues to deliver value to shareholders as demonstrated by our second quarter results.
    "We also made excellent progress on a number of strategic fronts during the second quarter," said Rummell. "We continue to move forward on entitlements for the next phase of WaterSound, the next phase of WindMark Beach, SummerCamp, RiverTown and the South Walton Commerce Center.
    "Our 'place-making' efforts reflect JOE's value creation potential," said Rummell. "JOE has many advantages, starting with the overall strength of Florida's real estate market and the unprecedented demographic shift driven by transitioning Baby Boomers that is gaining momentum. These factors, combined with JOE's concentrated, high-quality, low-basis land and broad-based place-making expertise, position us well for the future."
    Earnings before interest, taxes, depreciation and amortization (EBITDA) was $27.7 million, or $0.36 per diluted share, for the second quarter of 2003, compared with $66.4 million, or $0.80 per diluted share, for the same quarter in 2002. EBITDA includes gains from conservation land sales of $5.1 million, or $0.07 per share, in the second quarter of 2003, compared with $1.1 million, or $0.01 per share, for the same quarter in 2002. The second quarter of 2003 EBITDA also includes the non-cash pretax charge of $14.1 million, or $0.18 per share, to reduce the carrying value of Advantis. The second quarter of 2002 EBITDA includes the net gain of $20.6 million, or $0.25 per share, on the sale of ARS. Table 10 below provides a reconciliation of EBITDA to Net Income.

    OUTLOOK

    JOE Expects Strong Second Half 2003 Results

    "Based on good year to date results and a strong pipeline of business, we are very optimistic about the remainder of 2003," said Kevin M. Twomey, president, COO and CFO of St. Joe.
    "In February, we made comparisons to 2002 excluding three large items in that year: conservation land sale transactions ($30.1 million pretax; $18.5 million net income), gain on the sale of ARS ($33.7 million pretax; $20.7 million net income), and gain on the forward sale of equity securities ($132.9 million pretax; $86.4 million net income)," said Twomey. "Excluding those three items, St. Joe's 2002 earnings per share were $0.60. In February we expected the full year 2003 per share income, before conservation land transactions, to increase by 5 to 15 percent over that adjusted 2002 total.
    "We are pleased to state new expectations," said Twomey. "We now expect full year 2003 per share income, before conservation land gains and the non-cash Advantis charge, to exceed the top of the 5 to 15 percent range over the adjusted 2002 total. However, we once again caution that our business is 'lumpy' and some transactions we expect to close in 2003 may slip into 2004."


                                Table 1
                           Guidance Baseline


                                            2002             2002
                                      ($ in millions)      Per Share
                                       --------------- ---------------

Reported Net Income                            $174.4           $2.14
                                       --------------- ---------------
  Less
    ARS gain                                    (20.7)         ( 0.25)
                                       --------------- ---------------
    Forward sale of equity  securities          (86.4)          (1.06)
                                       --------------- ---------------
    Conservation gains                          (18.5)          (0.23)
                                       --------------- ---------------
2002 baseline                                   $48.8           $0.60
                                       =============== ===============


    "Results from Arvida Community Development continue to accelerate during this buying season in 2003," said Twomey. "These results reflect solid progress, particularly at WaterColor, as additional phases come to market, and at WaterSound as that community takes shape. Contributions from our primary home communities, including James Island, St. Johns Golf & Country Club, Victoria Park and SouthWood in Florida and Saussy Burbank in North and South Carolina, are significant factors in our performance. We're seeing continued strength in both our resort and our primary residential communities.
    "During 2003, St. Joe Commercial is continuing to focus on the development and sale of retail and commercial land parcels in Northwest Florida," said Twomey. "We expect St. Joe Commercial pretax income from continuing operations to be up considerably compared with 2002. The first two quarters were a good start. We are now beginning to see St. Joe Commercial come into its own. We have a strong commercial pipeline and are optimistic about its prospects.
    "We also expect continued good results from the St. Joe Land Company at or near the same level as in 2002," said Twomey. "Although St. Joe Land produced lower income in the first two quarters than it did last year, the pipeline is strong for the remainder of the year.
    "We expect pretax income from conservation land sales to be well above 2002's $30.1 million, with a relatively large amount expected in late 2003," said Twomey. "As always, the timing of such transactions is difficult to predict. Also, there is one JOE Land sale that has drawn interest from both private and conservation buyers. It may become part of a larger conservation transaction; however, our guidance currently includes this potential sale as a JOE Land transaction.
    "In discussing our third quarter 2003 expectations, we will make comparisons to the third quarter a year ago, excluding conservation land sales in both periods," said Twomey.
    "For the third quarter of 2003, the company expects earnings per share, before conservation land sales, to exceed that of the third quarter 2002," said Twomey. "During the third quarter, we expect continued strong sales at our resort communities, WaterColor and WaterSound, as well as in our other residential communities. We have no major commercial sales scheduled in the third quarter. St. Joe Land sales are projected to be strong, but a number of large sales with uncertain closing times could reduce their third quarter results.
    "We anticipate having sufficient resources available to fund development efforts, repurchase shares and acquire surrendered shares," said Twomey. "The timing of our repurchase activity will reflect the magnitude and timing of cash flows and earnings.
    "JOE has continued to build momentum despite the challenging economic conditions that exist today," said Twomey. "We believe we can continue to make steady progress for the remainder of 2003, and feel we are well positioned to make future gains as uncertainty in the financial markets abate. Our flexibility remains an important strength. Because of our phasing strategy for horizontal development and inventory of low-basis land, we believe we can quickly respond to market conditions as they change."

    STOCK REPURCHASE PROGRAM

    During the second quarter of 2003, the company acquired 1,141,840 of its shares at a cost of $33.4 million, or an average price of $29.20 per share. Of these amounts, 430,400 shares were acquired through open market purchases for $12.6 million, an average of $29.23 per share; 412,740 shares were purchased from the Alfred I. duPont Testamentary Trust (the "Trust") and the Nemours Foundation (the "Foundation") for $12.0 million, an average of $29.07 per share; and 298,700 shares of stock were surrendered by company executives with a value of $8.8 million as payment for the strike price and taxes due on stock options that were exercised.
    On May 21, 2003, the Trust and the Foundation agreed to participate in the St. Joe Stock Repurchase Program for an additional 90-day period. The agreement calls for the Trust and the Foundation to sell, under certain conditions, a portion of their shares to St. Joe as part of the company's ongoing stock repurchase program.


                                Table 2
                       Stock Repurchase Activity
                         Through June 30, 2003

                                          Shares
                    --------------------------------------------------
                      Purchased    Purchased
       Year          From Public  From Trust  Surrendered     Total
------------------- ------------- ----------- ------------ -----------

1998                   2,574,200          --       11,890   2,586,090
1999                   2,843,200          --       11,890   2,855,090
2000                   3,101,566     415,500           --   3,517,066
2001                   3,485,400   3,585,900       58,550   7,129,850
2002                   2,583,700   2,586,206      256,729   5,426,635
2003 (1st Qtr.)          494,000     266,220       43,184     803,404
2003 (2nd Qtr.)          430,400     412,740      298,700   1,141,840
                    ------------- ----------- ------------ -----------
Total/Weighted
 Average              15,512,466   7,266,566      680,943  23,459,975
                    ============= =========== ============ ===========


                      Total Cost     Average
   Year             (in millions)      Price
------------------- -------------- ------------

1998                       $55.5       $21.41
1999                        69.5        24.31
2000                        80.2        22.78
2001                       176.0        24.67
2002                       157.6        29.03
2003 (1st Qtr.)             22.3        27.78
2003 (2nd Qtr.)             33.4        29.20
                    ============== ============
Total/Weighted
 Average                  $594.6       $25.32
                    ============== ============


    Since January 1, 1998, 23,459,975 shares have been acquired through the repurchase and surrender of shares for $594.6 million.
    At June 30, 2003, the company had 75,816,953 shares outstanding. The number of weighted-average diluted shares in the second quarter of 2003 was 77,735,916. At June 30, 2003, $74.7 million remained of the company's fourth stock repurchase authorization of $150 million.

    NORTHWEST FLORIDA INFRASTRUCTURE

    "JOE continues to make significant progress in its efforts to help Northwest Florida improve its regional infrastructure," said Rummell. "Working with local communities to improve roads, air service, health care, affordable housing, education and economic development, our efforts will benefit both JOE shareholders and the people who call Northwest Florida home."

    Economic Development: The Paper Mill at Port St. Joe

    In the second quarter, St. Joe and Smurfit-Stone Container Corporation agreed in principle to form a joint venture to develop the 126-acre paper mill site at Port St. Joe. A community planning process is well underway for the waterfront area which includes the mill site. The mill was previously owned by St. Joe and was sold in 1996. Demolition of the mill continued during the second quarter. The demolition work is scheduled to conclude by the end of 2003, clearing the way for the economic redevelopment of this strategically located waterfront site.

    Improved Roads: Gulf to Bay Highway (Bay and Gulf Counties)

    During the second quarter, Opportunity Florida, a regional economic development organization, continued preliminary design and engineering work on the proposed Gulf to Bay Highway, a proposed new two-lane roadway that would extend approximately 9 miles from Mexico Beach to St. Joe Beach area. St. Joe has committed to donate the right-of-way for the construction of the proposed new roadway.
    Opportunity Florida is dedicated to creating jobs and economic opportunity in Northwest Florida's rural areas of economic concern. It received State grants in 2001 and 2002 to undertake the pre-construction studies, permitting and design of the proposed road.
    Engineering design on the first segment of the road is scheduled to be completed in early 2005. Construction could commence in 2006 if funding is received.
    Work on an additional 3.3 miles at WindMark Beach of the proposed Gulf to Bay Highway was previously approved and moved into the design and engineering phase. St. Joe is funding 100 percent of the design and construction costs of this segment.

    Improved Roads: The West Bay Bridge and State Road 79

    During the second quarter, the State of Florida appropriated $20 million to expand the West Bay Bridge over the Intracoastal Waterway in Bay County to four lanes. The bridge on State Road 79 is near the proposed site of the relocated Panama City - Bay County Airport and RiverCamps on Crooked Creek. The new bridge is expected to improve travel time and conditions from Panama City Beach and the Walton County beaches to the airport site and to Interstate 10.
    Construction is also underway to four-lane the 4.6 miles of State Road 79 south from the West Bay Bridge to Panama City Beach. This $11 million project funded by the State of Florida is expected to require about two years to complete. Since the highway passes through St. Joe timberland for 3.9 miles of the route, St. Joe provided much of the right-of-way for this project.

    Better Air Service: Bay County Airport and West Bay Area Plan

    On June 23, 2003, the Bay County Commission voted to seek state review for a land-use plan for the proposed relocated Panama City - Bay County International Airport. On July 10, 2003, the county commission also voted to seek state review of a land-use plan for commercial, industrial, residential and conservation uses on approximately 16,000 acres of St. Joe land near the proposed airport site.
    The land-use plans, known as Detailed Specific Area Plans (DSAPs), would help implement the West Bay Sector Plan, a blueprint for the future development of approximately 75,000 acres in northwestern Bay County owned by JOE. The proposed airport relocation was the stimulus for the sector plan overlay, which the county commission and the state approved late last year. After a state review, both proposals come back to the County Commission for final adoption.
    The airport authority and the Federal Aviation Administration continue to work on an Environmental Impact Statement for the airport. Numerous steps remain before a decision regarding the relocation of the airport is made.

    More Housing Choices: Franklin County

    During the second quarter, land-use approvals were finalized for the first 10-acre phase of a new 90-unit community near Carrabelle in Franklin County.
    Prices for the 25 home sites in phase one are expected to start under $20,000 and are being designed with full city services. The St. Joe Land Company plans to team with local builders to provide a choice of housing options. St. Joe had earlier provided land at a reduced price for recreational fields nearby where facilities are being planned for a variety of sports. A number of regulatory steps remain and the approval of services by the City of Carrabelle must be resolved before construction can begin on either the housing or recreation field projects.
    "St. Joe believes that homeownership is an important element of the civic infrastructure necessary for healthy, thriving communities," said Rummell. "Our goal is to provide a wide range of options for those who live and work in the community and call Northwest Florida home."
    Work is also underway in Gulf County for a second 90-unit primary housing development designed for the local market. Also in Bay County, the Hammocks in Lynn Haven and Palmetto Trace in Panama City Beach are planned for over 900 units with prices starting under $100,000.

    COMMERCE PARKS: AN EXAMPLE OF THE VALUE CREATION PROCESS

    "During the second quarter, JOE continued to make solid progress on long-term efforts to create value for shareholders through our process of turning timberland into a higher and better use," said Rummell. "For example, JOE has more than 740 acres across Northwest Florida being converted from timberland into commerce parks designed to create value for JOE shareholders and jobs for the community.
    "These projects represent a pipeline of future value," said Rummell. "It is important to note that these projects use a very small percentage of JOE's land holdings, and that they are distributed across Northwest Florida."

    St. Joe Commerce Parks

    St. Joe Commercial has commerce parks operating or under development in five Northwest Florida counties. With master plans that transfer value from the frontage of major highways inland, St. Joe Commercial is adding value to interior timberland, and at the same time improving traffic flows. Below is a summary of our commerce park status.


                                Table 3
                  St. Joe Commercial - Commerce Parks

                                    Net Saleable     Current Asking
    Commerce Parks        County        Acres        Price Per Acre
----------------------- ----------- ------------- --------------------
Existing
Beach Commerce             Bay          154.8       $60,000 - 435,000
Port St. Joe               Gulf          57.0        $30,000 - 35,000
Airport Commerce           Leon          39.8       $75,000 - 260,000
Predevelopment
Beach Commerce II          Bay          140.0        $65,000 - 80,000
Port St. Joe II            Gulf          44.9        $35,000 - 45,000
Hammock Creek              Gadsden      113.8       $40,000 - 150,000
South Walton County        Walton        42.0      $100,000 - 435,000
Cedar Grove                Bay          150.0        $35,000 - 45,000


    Beach Commerce Center

    Since 2000, St. Joe Commercial has sold 52.9 acres for a total of $3.0 million at Beach Commerce Center in Panama City Beach, at an average sales price of $57,000 per acre. In the first half of 2003, St. Joe Commercial accepted five additional contracts on 19.5 acres at an average price of $61,000 per acre.
    There are a total of 82.4 net saleable acres remaining for light industrial and warehouse users at prices from $60,000 to $100,000 per acre for interior lots and up to $435,000 per acre for lots fronting on US 98. Interior lot pricing originally started at $45,000 per acre when the park opened.
    Due to strong demand, a second phase of the Beach Commerce Center, with 140 net saleable acres, is being planned with prices of $65,000 to $80,000 per acre.

    Port St. Joe Commerce Center

    In the fourth quarter of 2002, St. Joe Commercial broke ground on Port St. Joe Commerce Center. By the end of the second quarter, approximately 50 percent of the acreage in the park, representing 29 acres on 9 parcels, was either sold or under contract for sale at an average price per acre of $24,000. The park, designed for small- and mid-sized businesses, has 57 net saleable acres. Horizontal construction was completed in the second quarter.
    "This new commerce center is a part of JOE's long standing efforts to support economic development in Gulf County and stimulate the creation of a more diverse employment base," said Twomey. "We are very pleased with the value that is being created at this commerce park for shareholders, as well as for the Port St. Joe community."
    Demand at Port St. Joe Commerce Center has been strong. A second phase of approximately 45 net saleable acres is being planned.

    Airport Commerce Center

    Construction is nearing completion on the Airport Commerce Center in Tallahassee with approximately 26 parcels with approximately 40 net saleable acres. Prices start at $75,000 per acre. The park is well located on Tallahassee's Capital Circle near the airport in one of the city's premier industrial districts.

    Hammock Creek Commerce Center

    Planning and entitlements continued in the second quarter on Hammock Creek Commerce Center in Gadsden County just west of Tallahassee. A contract was accepted from Tri-Eagle, a distribution company owned by Anheuser-Busch, for a 24-acre site in the new park at approximately $33,000 per acre. Tri-Eagle has announced plans to build and operate a 125,000 square foot office and distribution facility with approximately 90 employees. Hammock Creek provides an excellent distribution location with its proximity to I-10.
    Hammock Creek is being planned for 17 parcels with approximately 114 net saleable acres. Remaining parcels are expected to be priced at $40,000 to $150,000 per acre.

    South Walton Commerce Center

    Work continued in the second quarter on planning and entitlements for the South Walton Commerce Center. The park is located in a high growth area of south Walton County with approximately 42 net saleable acres.

    Cedar Grove Commerce Center

    Planning and entitlements got underway in the second quarter on the Cedar Grove Commerce Center in east Bay County near Tyndall Air Force Base. Plans call for 150 net saleable acres. The commerce center is well located for use by contractors supporting U.S. Air Force operations in the region. Sales are expected to get underway in early 2005.

    Future Commerce Centers

    In addition to the commerce parks discussed above, St. Joe
Commercial has commenced predevelopment activities for 3 additional commerce parks totaling approximately 320 acres.

    SEGMENT RESULTS

    ARVIDA

    Arvida Community Development's pretax income from continuing operations for the second quarter of 2003 was $22.8 million, compared with $22.2 million in last year's second quarter. This level of contribution is noteworthy given that results for the second quarter of 2002 include a $5.1 million positive contribution from the Arvida/JMB Partnership.
    "Florida continues to show real strength," said Rummell. "The state's housing market continues to benefit from historically low interest rates and continued strong migration into Florida. Customers appear to be coming to JOE developments from a variety of sources and a wide range of feeder markets.
    "The strong sales pace has continued into July," said Rummell. "We are very pleased with the quality and quantity of traffic we are seeing in our sales centers during this prime-buying season. In the first two weeks of the third quarter, we closed contracts on 12 additional units at WaterColor and WaterSound.
    "We are pleased with better than expected sales pace in our primary housing communities," said Rummell. "One of the best performers in the second quarter was Victoria Park, which started much slower than expected in 2002, but turned in excellent second quarter sales."


                                Table 4
                     Arvida Community Development
                            ($ in millions)

                         For the Three Months
                             Ended June 30

                               Closings

                          2003                        2002
               --------------------------- ---------------------------
               Units  Revenue Gross Profit  Units Revenue Gross Profit
               ------ ------- ------------ ------ ------- ------------
Home Sites       108   $21.6     $13.5        98   $22.8     $16.0
Homes            291   $94.8     $20.1       268   $65.8     $12.4
               ------ ------- ------------ ------ ------- ------------

Total            399  $116.4     $33.6       366   $88.6     $28.4
               ====== ======= ============ ====== ======= ============

                      Units Placed Under Contract
                              2nd Quarter

                               2003    2002      Percentage Change
                             ------- -------  ------------------------
Home Sites                      176     142             24%
Homes                           367     317             16%
                             ------- -------  ------------------------
Total                           543     459             18%
                             ======= =======  ========================


    Northwest Florida

    WaterColor

    In the second quarter of 2003, contracts closed on 27 home sites and one housing unit at WaterColor. During the quarter, contracts for 41 home sites and 8 housing units were accepted at average prices of $331,000 and $761,000, respectively.
    "With demand high, WaterColor's phase three opened strongly near the end of the second quarter, ahead of our original schedule," said Rummell. "Thus far, the quality and values of the previous phases are being transferred to this new section of the community. Already, WaterColor's phase three has established a strong sales momentum, and it is building momentum quickly as an exciting and interesting part of the community."
    In the last two weeks of the second quarter, reservations were accepted on 30 homes sites in phase three of WaterColor. Thus far in the third quarter, reservations have been accepted on 13 additional units in phase three. Another release of approximately 20 home sites is planned later this month.
    Infrastructure construction in phase three continued in the second quarter, including a pedestrian bridge that spans Western Lake, connecting phase three of the community to the BoatHouse and BaitHouse area. The phase three master plan also features a third community pool, along with a large garden park that can be used for a variety of functions.
    "WaterColor has become a wonderful resort community," said Rummell. "As we had planned, WaterColor is a key marketing force for our real estate products throughout Northwest Florida. This year the community, along with the WaterColor Inn, has been the subject of a steady stream of national recognition and coverage from newspapers, magazines and television. This high visibility is helping to drive demand.
    "Meanwhile, WaterColor's phase two, with a different mix of product and price points, continued to be a good performer," said Rummell. "At the end of the second quarter of 2003, contracts had been accepted or closed on 163 home sites and 3 homes in WaterColor's phase two."
    Several key amenities opened during the second quarter, including the BaitHouse restaurant, serving casual food in an atmosphere that recalls the fish camps found along the bays and backwaters of Northwest Florida, and the WaterColor Tennis Center.
    Since WaterColor's inception through June 30, 2003, contracts, pending or closed, totaled 485 units. WaterColor is expected to have 1,140 units at full build-out.
    Sales at WaterColor are expected to be completed by 2007 or 2008.

    WaterColor Inn

    During the second quarter, the WaterColor Inn was selected to join the exclusive Small Luxury Hotels of the World Association, an organization that's membership is limited to less than 300 of the world's finest-hotels. The Small Luxury Hotels of the World guide is used by sophisticated travelers to make vacation plans. It is expected to bring guests to the area from a broader geographic base.
    In addition, the WaterColor Inn was placed on The Robb Report's Best of the Best Hotels. "These excellent reviews are important to us," said Rummell. "These designations draw new visitors to the region. Real estate buyers from outside the region are typically visitors first."

    Private Residence Clubs - A New Concept at WaterColor
    Also during the second quarter, Arvida introduced a new concept in vacation home ownership called the Private Residence Club (PRC). A PRC is being planned for WaterColor adjacent to the WaterColor Inn and BeachClub. The PRC consists of 88 ownership interests in 11 two-bedroom, two-bath fully furnished luxury vacation multi-family units.
    Each owner receives a deed to 1/8 interest in a specific residence for approximately $200,000. Each PRC owner is entitled to a minimum of five weeks a year in the PRC, plus additional reservations throughout the year, based on availability. Construction is expected to start in this year's fourth quarter and continue for approximately 12 months. To date 22 reservations have been accepted at the WaterColor sales office. Sales are expected to continue into 2004.
    "Initial indications suggest the PRC at WaterColor will be substantially more profitable than the construction of traditional multi-family product," said Rummell. "Based on our experience with the PRC at WaterColor, we will consider introducing them at WaterSound and other future resorts as well."

    WaterSound Beach

    In the second quarter of 2003, contracts were closed on 21 home sites at WaterSound Beach. During the quarter, contracts were accepted for 55 home sites at an average price of $393,000 and 20 multi-family units at an average price of $1,224,000.
    WaterSound Beach is a gated beachfront community south of County Road 30A in south Walton County planned to include single family home sites, multi-family units and resort commercial space. WaterSound Beach is expected to have 499 residential units at full build-out.
    Of the 81 beachfront multi-family units designed by Graham Gund now under construction, contracts have been accepted on all but one. The single remaining unit has not been released for sale since it is slated to serve as a model for the next phase of multi-family units. Prices for these residences ranged from $895,000 to $1.5 million, with an average that exceeded $1.1 million. The units are expected to be completed and delivered to their owners later this year.
    Based on the rapid sale of the 80 multi-family units, additional phases of multi-family units are being planned with construction and sales slated to begin early next year on 49 units, followed by an additional 42 units planned for later years.
    The pool house in the Bridges neighborhood of WaterSound Beach has been completed. In addition, a system of boardwalks across the dunes to WaterSound's spectacular beach is complete.
    Since WaterSound Beach's inception through June 30, 2003, contracts pending or closed totaled 250 units.
    We expect the bulk of the sales at WaterSound Beach will be completed by the end of 2005.

    WaterSound, Next Phase

    Arvida has started predevelopment planning for a future phase of WaterSound on approximately 1,443 acres of timberland between U.S. 98 and the Intracoastal Waterway. Planned for approximately 1,100 units, a Development of Regional Impact (DRI) for this next phase of WaterSound is expected to be completed in 9 to 15 months.
    "This next phase of WaterSound is being designed to provide a wide range of housing choices for transitioning Baby Boomers," said Rummell. "The proposed master plan for the future development of WaterSound calls for a full package of amenities including golf, tennis and access to Lake Powell, along with the opportunity to become a member of the beach club at WaterSound Beach."
    This phase of WaterSound is being planned with a nine-hole regulation golf course along with a six-hole 'family' course, both designed by Davis Love, III. Residents will also have access to the adjacent championship Camp Creek Golf Course designed by Tom Fazio.
    While the build-out of this phase of WaterSound is a number of years away, St. Joe owns enough adjacent land for significant additional development.

    WindMark Beach

    In the second quarter of 2003, contracts for five home sites at Windmark Beach were accepted at an average price of $516,000. This phase of this community includes 110 home sites, a pool club and several community docks, as well as an extensive conservation area accessible by boardwalks and trails.
    The WindMark pool club opened on the July 4th weekend. A 3,000 square foot "Design Home" to be used as a model for future phases of WindMark Beach, was completed during the second quarter.
    "Pricing and sales velocity for this first phase of WindMark Beach has been a real success," said Rummell. "We believe values will continue to increase at WindMark Beach, and we are carefully managing the release of additional home sites there. Recently, beachfront home sites on the resale market are being priced above $900,000. St. Joe has 5 unsold beachfront home sites, although none are currently released for sale."
    Since WindMark Beach's inception through June 30, 2003, contracts for 98 home sites have been accepted or closed at an average price of $329,000.
    Sales at the current phase of WindMark Beach are expected to be completed late 2004 or 2005, depending on when remaining units are released for sale.

    WindMark Beach, Future Phase

    Arvida has started predevelopment planning for a future phase of WindMark Beach with 1,550 units on approximately 2,000 acres of timberland along 15,000 feet of beachfront owned by St. Joe. A DRI for these future phases is expected to be completed in 9 to 15 months.
    "Under the proposed master plan, WindMark Beach embraces, restores and protects a beautiful beach and makes it accessible to the public with activities that center on family fun," said Rummell. "Together with the Gulf County community, we are planning WindMark Beach so that it respects the local culture, landscape, architecture and the environmentally special lands nearby."
    Plans for the future phases of WindMark Beach provide that once the relocated U.S. 98 is completed, the existing roadbed, through St. Joe's land, would be restored to create a natural beachfront trail system. No residential development is planned seaward of the beachfront trail, and St. Joe will provide public beach parking areas and multiple access points for the general public.

    SouthWood

    In the second quarter of 2003, contracts were closed on 22 home sites and 29 homes at SouthWood. During the quarter, contracts for 18 home sites and 38 housing units were accepted at SouthWood at average prices of $83,000 and $222,000, respectively.
    "In July, SouthWood saw the sale of its 500th unit," said Rummell. "The pace of construction in the community is accelerating and we are seeing an increasing interest in commercial space as well.
    "In June 2003, Southern Living debuted one of its three 2003 Idea Houses at SouthWood," said Rummell. "This innovative house is designed specifically for transitioning Baby Boomers and is featured in the August edition of Southern Living magazine. This will bring new attention to Tallahassee generally and SouthWood specifically."
    A number of community amenities are completed and opening. Four additional miles of nature trails opened in the second quarter, doubling the size of SouthWood's nature trail system. The SouthWood Community and Recreation Center with three pools, tennis courts and a community center opened early in the third quarter. Later in the third quarter, the 7,500 square-foot golf clubhouse is set to open.
    In the second quarter, SouthWood introduced several new product lines. Contracts were accepted in a single morning on the entire release of 16 single family homes, based on a Saussy Burbank design, priced from $160,000 to $180,000. Contracts were also accepted in a single morning on a second release of 15 homes at similar price points. Based on this demand, Arvida is planning additional product releases of this type.
    "In addition, sales velocity for homes in the $275,000 to $450,000 range at SouthWood remained strong," said Rummell. "However, homes priced at over $450,000 saw softer sales in the second quarter. At the same time, pricing and pace for golf course home sites was strong. "
    From SouthWood's inception through June 30, 2003, contracts pending or closed totaled 496 units. SouthWood is planned for approximately 4,250 residential units plus a variety of retail shops, restaurants, community facilities, light industrial sites and professional offices.
    Sales at SouthWood are expected to continue for more than 15 years. While the build out of SouthWood is many years away, St. Joe has enough adjacent land for two additional communities of similar size.

    SummerCamp

    On April 3, 2003, the comprehensive plan amendment for SummerCamp became final. This new beachfront vacation and second-home community in southeastern Franklin County is being planned for 499 units on 782 acres of St. Joe timberland. Several regulatory steps remain. Sales are expected to get underway in 2004.
    SummerCamp is a family destination, 45 minutes south of Tallahassee, on the Gulf of Mexico. Current plans call for a 50-room inn, a beach club with cabanas, observation piers, a community dock and miles of interconnected nature trails.
    "Arvida's SummerCamp master plan evokes the traditional family camps of Old Florida," said Rummell. "We are working to create an architectural style that is true to the roots of older and well recognized communities like St. Teresa and Apalachicola.
    "We plan to develop SummerCamp in a way that respects and enhances the special personality of this region of Florida," said Rummell. "We want SummerCamp to capture the charm of the 'Forgotten Coast.' We will emphasize deep respect for the land, water, our neighbors and the wonderful traditions and quality of life found in Franklin County."

    St. James Island

    During the second quarter, a visioning process continued in Franklin County. This process, initiated and directed by the Franklin County Board of County Commissioners, is focused on updating the Franklin County Comprehensive Plan. In addition, St. Joe has agreed to prepare a conceptual plan for its holdings on St. James Island.
    St. James Island is located in the eastern end of Franklin County and represents an area of approximately 49,000 acres, of which 37,000 acres are owned by St. Joe, including the parcel on which SummerCamp is to be developed.
    The St. James Island planning process is expected to commence in the third quarter and will include input from the community. This process is expected to conclude in early 2004. The St. James Island Plan and the revised Franklin County Comprehensive Plan are expected to be ready for presentation to the Franklin County Board of County Commissioners in early 2004.

    Northeast Florida

    St. Johns Golf & Country Club

    In the second quarter of 2003, contracts were closed on 30 homes and 21 home sites at St. Johns Golf & Country Club. During the quarter, contracts for 32 homes and 44 home sites at St. Johns were accepted at an average price of $357,000 and $54,000, respectively.
    Since St. Johns' inception through June 30, 2003, contracts pending or closed totaled 442 units at this 799-unit residential development south of Jacksonville in St. Johns County. With these results well ahead of original projections, infrastructure construction is now underway on future phases.
    Sales from St. Johns Golf & Country Club are expected to be substantially complete by 2006.

    James Island

    A total of 21 contracts for homes were closed in the second quarter of 2003 at James Island in Jacksonville. Contracts were accepted during the quarter for 10 units with home prices averaging $300,000. The 16 units remaining, including three models, in the 365-unit development are expected to be sold by the end of 2003 or early 2004.

    RiverTown

    On April 3, 2003, a DRI was filed for RiverTown in St. Johns County. RiverTown is located on approximately 4,200 acres and is being planned for 4,500 units with 3.5 miles of frontage on the St. Johns River. "Planning objectives focus on the riverfront and JOE's unique ability to provide high-value community development, with significant public access to the river, not found elsewhere in this market," said Rummell.
    The DRI process is expected to continue another 9 to 15 months. Sales are not expected before the second half of 2005.

    Central Florida

    Victoria Park

    "We are delighted with a strong increase in sales at Victoria Park," said Rummell. "In the first half of 2003, contracts were accepted on 112 units at Victoria Park, almost matching the 116 contracts accepted for the entire year of 2002.
    "We are very pleased with the remarkable progress at Victoria Park," said Rummell. "In the last two months continuing into the third quarter, the sales pace continued to build at Victoria Park. With more of the community amenities maturing in the next two quarters, this community is in an excellent position to perform well going forward."
    Contracts for 26 homes and three home sites were closed in the second quarter of 2003 at Victoria Park, located between Orlando and Daytona Beach, and set on 1,859 acres in the historic college town of DeLand. In the second quarter of 2003, contracts were accepted on 60 homes and 4 home sites at an average price of $199,000 for the homes and $95,000 for the home sites. Measured by sales, the development had its best quarter ever, and by June 30, 2003 almost equaled the expectations for the entire year of 2003. This mixed-used community is planned for approximately 4,000 residences built among parks, lakes and conservation areas.
    "Victoria Park's diversity of product, ranging from family-oriented neighborhoods to a golf community to age-restricted homes, is being well-matched with a diversity of buyers in terms of price, product and lifestyle choices," said Rummell. "These customers are relocating from a wide variety of markets, with a quarter coming from other parts of Florida and another quarter from outside the state. This diversity is a strong advantage."
    Since Victoria Park's inception through June 30, 2003, contracts pending or closed totaled 269 units. Sales are expected to continue at Victoria Park for more than 10 years.

    Celebration, Artisan Park

    Sales are expected to get underway early in the third quarter of 2003 for housing units in Arvida's Artisan Park, a 160-acre village in Celebration, Florida, near Orlando. Infrastructure construction for phase one is underway and is expected to be concluded in the third quarter. The neighborhood in the southernmost portion of Celebration Avenue will be geared toward the growing Baby Boomer market.
    "This is the last residential product to be developed in Celebration," said Rummell. "We want to take advantage of Celebration's track record. Early indications point to strong demand for the first release of 43 homes and five home sites." Current plans call for home sites to be sold to approved builders only.
    Plans for the neighborhood feature approximately 300 single-family homes including 47 town homes and 300 condominium homes, along with parks, trails, an outdoor performance area and community clubhouse with a fitness center, pool and educational and recreational programming.
    "This new product in the Orlando market is being positioned to accommodate a rapidly growing segment of Florida homebuyers - Baby Boomers," said Rummell. "While oriented towards adults, it will not have any age restrictions for purchasing or living in the community."

    Saussy Burbank

    In the second quarter of 2003, Saussy Burbank, St. Joe's homebuilder based in Charlotte, N.C., closed the sale of 146 homes and 5 home sites compared to 124 homes in the second quarter of 2002.
During the quarter, contracts were accepted for the sale of 133 homes at an average price of $200,000.

    COMMERCIAL REAL ESTATE

    During the second quarter of 2003, the Commercial Segment closed the sale of 12 land parcels, including one parcel in Texas, totaling
62.5 acres at an average price of $139,000 per acre, and continued to build its pipeline of future income.
    St. Joe's Commercial Segment consists of St. Joe Commercial, the company's commercial real estate development unit, and Advantis. Pretax income from continuing operations for the commercial segment was a loss of $(10.9) million for the second quarter of 2003, compared with a loss of $(0.6) million in the same quarter of 2002. For the second quarter of 2003, St. Joe Commercial had pretax income of $4.6 million, while Advantis had a pretax loss from continuing operations of $(15.5) million, including a $14.1 million non-cash pretax charge. Advantis had a second quarter 2003 pretax loss, before impairment charges, of $(1.4) million compared to a pretax loss of $(0.1) million in last year's second quarter after excluding profits relating to inter-company transactions of $0.3 million in 2003 and $0.4 million in 2002.
    "We reported after the first quarter of 2003 that we believed at that time Advantis would continue its year-over-year performance improvement despite a very difficult environment for commercial services companies," said Twomey. "Although we still believe there is some chance for full year improvement to occur, the disappointing second quarter results make those prospects far less likely. Therefore, we believe it is prudent at this time to reduce the carrying amount of Advantis' goodwill from $28.9 million to $14.8 million, resulting in an after-tax non-cash charge of $8.8 million, or approximately $0.11 per share.
    "We continue to believe in the management of Advantis, in its long term prospects, in its importance to JOE's management of our portfolios of investment buildings, and in Advantis' important role in the sales process for St. Joe Land and St. Joe Commercial in Northwest Florida. We are encouraged by a good pipeline of business, a very significant portfolio of buildings under management, success in recruiting and prospects for future business. We are optimistic about Advantis' prospects for the coming years.
    "St. Joe Commercial completed another successful quarter in Northwest Florida," said Twomey. "Second quarter commercial land sales in Northwest Florida increased significantly over the same period last year. Our prospects look strong for 2003, but as we have said in the past, we expect earnings from these sales to be 'lumpy,' and the timing of transactions is very difficult to predict.
    "St. Joe Commercial has made significant progress in establishing value for land for retail use in Northwest Florida," said Twomey. "Since many retail users have not yet recognized the opportunities of this part of Florida, we believe there is substantially more untapped potential for additional value and velocity."
    Progress on various St. Joe Commercial projects is summarized below. Table 5 provides an overview of the Florida commercial real estate sold by St. Joe Commercial in the second quarter of 2003.


                                Table 5
                          St. Joe Commercial
                          Florida Land Sales
                      Quarter-Ended June 30, 2003

                                                           Average
                Number of            Gross Sales Price   Price/Acre
     Land         Sales   Acres Sold  (in Thousands)   (in Thousands)
--------------- --------- ---------- ----------------- ---------------
Unimproved         3        13.04         $1,476            $113
Improved           8        47.14          6,181             131
                --------- ---------- ----------------- ---------------
Total/Average      11       60.18         $7,657            $127
                ========= ========== ================= ===============


    Northwest Florida

    WaterColor Crossings

    In the second quarter of 2003, St. Joe Commercial continued development of WaterColor Crossings, a commercial center in WaterColor, anchored by a new full-service 28,800-square-foot Publix Super Market. The new Publix is scheduled to open in the fall of 2003. The center has an additional 14,400 square feet of retail space and three out-parcels for retail operations.
    "WaterColor Crossings is designed to be a second town center and will help make WaterColor a true community where people live and build family connections," said Twomey. "It will provide the kind of convenience and service that mark a permanent neighborhood."

    SouthWood Village

    Construction of a new Publix Super Market continued at SouthWood Village, a retail development within SouthWood. The 45,000-square-foot facility is expected to open in September of 2003. The center has an additional 18,000 square feet of retail space and 11 out-parcels for retail operations.
    "This new Publix Super Market is an important component of turning the SouthWood vision into reality," said Twomey. "It brings convenient shopping to the many other amenities at SouthWood, including easy access to outstanding schools, recreational opportunities and employment."

    Beckrich Office Park

    Construction continues on Beckrich Office Two, the second 35,000-square-foot office building in Beckrich Office Park in Panama City Beach. The building is scheduled to be completed in the third quarter of 2003.
    "Economic development is one of the primary objectives of our office product development in Northwest Florida," said Twomey. "Businesses want to know that they will have suitable facilities before they commit to a new location. Beckrich Office Park is an example of how this strategy is working.
    "Beckrich Office Park has also stimulated interest in approximately 75 acres of timberland that JOE owns directly across US 98," said Twomey. "Planning is now underway for a portion of this site for large retail users."

    Pier Park

    Horizontal infrastructure construction continues at Pier Park, a mixed-use project in Panama City Beach. Pier Park is a public/private venture between St. Joe and the City of Panama City Beach with plans featuring retail, dining and family entertainment venues. Fronting on six acres of white-sand beach, the project has 50 acres of land available for retail, dining and entertainment facilities near the beach, plus hotel and timeshare sites and 70 acres of highway-oriented commercial land.
    In the second quarter, St. Joe Commercial sold 23.75 acres at $181,000 per acre in Pier Park to Orlando-based Quality Centers, Inc. to develop a 237,500 square foot value retail center, which is expected to open within a year.

    Investment Property Portfolio

    St. Joe continues to redeploy the proceeds of land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the southeastern United States.
    St. Joe's portfolio of commercial office buildings, acquired through the capital redeployment program, approximates 1.7 million square feet and represents an aggregate investment of approximately $229 million.


                                Table 6
                     Investment Property Portfolio
                             June 30, 2003

                           Number of    Net Rentable      Leased
        Location           Properties   Square Feet      Percentage
------------------------- ------------ -------------- ----------------
Florida
   Tampa                        5           477,000          83%
   Orlando                      2           313,000          72
   Other                        3           222,000          71
Atlanta                         2           401,000          82
Washington, D.C.                2           271,000          95
                          ------------ -------------- ----------------
Total                          14         1,684,000          81%
                          ============ ============== ================


    Land Sales Outside of Florida

    In the second quarter, St. Joe sold 2.3 acres of its land holdings in Houston, Texas for $1.0 million. St. Joe owns 238.7 acres in Houston and 28.9 acres in Atlanta and Northern Virginia outside of Washington, D.C.

    ST. JOE LAND COMPANY

    St. Joe Land Company's pretax income from continuing operations was $7.7 million in the second quarter of 2003, compared with pretax income of $9.4 million in the second quarter of 2002.
    "St. Joe Land had a solid second quarter with a broad base of sales and no transaction exceeding $2 million," said Twomey. "The size, range and variety of product being sold continue to expand. Our marketing efforts continue to mature with more emphasis on lifestyle coupled with portfolio diversification as themes."
    In the second quarter, work continued on product diversification, additional entitlements and zoning improvements throughout St. Joe's land holdings to facilitate alternative uses and increase yield per acre. Predevelopment work got underway during the quarter on several rural home site projects with product designed to be attractive to people living and working in the community. These projects are also designed to provide local builders with home site inventory to provide homes for their customers.

                                Table 7
                         St. Joe Land Company
                         Quarter-Ended June 30

                                            Gross Sales
           Number  Number of Average Price     Price     Gross Profit
 Period   of Sales   Acres      Per Acre   (in millions) (in millions)
--------- -------- --------- ------------- ------------- -------------
  2003        47      5,896      $1,867         $11.0          $9.3
  2002        44      5,522      $2,191         $12.1         $10.6

    RIVERCAMPS

    The pace of predevelopment planning for the first RiverCamps intensified in the second quarter of 2003. RiverCamps are planned settlements in rustic settings - each designed to respond to the land's unique character.
    "We are very excited as we move closer to the sales launch of our RiverCamps product later this year," said Rummell. "We expect to open our first RiverCamps sales center in the third quarter and marketing activity is expected to intensify. We believe the marketplace is going to respond quite favorably."
    RiverCamps are a real estate product that will provide easy access to the beautiful rivers, bays and waterways of Northwest Florida by offering a personal retreat in a private, woodland preserve, with the services and activities which will allow buyers to enjoy the property to its fullest. Each RiverCamp is envisioned as a home site sold fee-simple, surrounded by lands to be preserved as conservation areas. Many home sites are up to one-acre or larger. Planning is underway on several potential RiverCamps sites in Bay County.

    RiverCamps on Crooked Creek

    RiverCamps on Crooked Creek in Bay County is being planned as the first RiverCamps location to have homes and home sites ready for sale. Located on approximately 1,500 acres of former timberland, RiverCamps on Crooked Creek offers bay-front, bay-view, lake, marsh and woodland home sites set within a proposed conservation area.
    With water on three sides, RiverCamps on Crooked Creek features views of West Bay, the Intracoastal Waterway and Crooked Creek. While a number of predevelopment steps remain, the parcel is planned for up to 450 home sites. Prices for home sites are expected to start at approximately $75,000 and range upward to $350,000. A variety of RiverCamp floor plans, typically from 1,500 to 2,400 square feet, are being designed.
    "This first RiverCamps site is located near one of Northwest Florida's most beautiful bay systems," said Rummell. "The site provides boating and fishing with water access to St. Andrews Bay and its creeks, the Intracoastal Waterway and the Gulf of Mexico. Plans call for the sale of home sites and homes. A full menu of owner services is now being developed.
    "We believe the land plan, the architecture and the programming for RiverCamps on Crooked Creek will be very appealing to a broad range of customers," said Rummell. "And we believe potential purchasers will appreciate the opportunity to be a part of broader conservation efforts in Northwest Florida."

    CONSERVATION LAND

    In 2003's second quarter, the company sold 4,693 acres of conservation land for a gross sales price of $5.7 million, or $1,215 per acre.

                                Table 8
                        Conservation Land Sales
                    Six Months Ending June 30, 2003

                                                      Gross
                                                      Sales
                                                      Price     Price
Quarter                                                (in      Per
 Sold      Project       Buyer    Location  Acreage  Millions)  Acre
------- -------------- --------  ---------- -------  ---------  ------
1st     Wacissa River  State of  Jefferson
         West           Florida   County    13,917     $14.9    $1,071

2nd     Wacissa River  State of  Jefferson
         East           Florida   County     4,693       5.7     1,215
                                            -------  ---------  ------
        Total/Average                       18,610     $20.6    $1,107
                                            =======  =========  ======

    Conservation Land's pretax income from continuing operations for the second quarter of 2003 was $5.1 million, compared with $1.1 million during the second quarter of 2002.
    "JOE's conservation land sales create value in many ways," said Twomey. "Obviously the sales add to our bottom line, but more importantly, conserving the best of Northwest Florida adds value to our other land holdings in the region. Our long-term business interests are served well by ensuring the protection of Northwest Florida's special places and quality of life. We hope to make several significant conservation land sales in 2003 and over the next several years."
    Currently, there is activity underway to sell as many as six additional parcels in 2003, totaling approximately 61,000 acres of conservation land, to state and private conservation interests. Additionally, 12 tracts totaling more than 75,000 acres are being considered for sale in years 2004 to 2006. "The timing and sequence of these transactions is uncertain and some transactions could be delayed," said Twomey.

    ST. JOE TIMBERLAND COMPANY

    Pretax income from continuing operations for the forestry segment totaled $2.2 million for the second quarter of 2003, compared with $2.3 million in the respective 2002 period. "We continue to hold harvesting operations at St. Joe Timberland to a relatively conservative level while pulp and timber prices are at low levels," said Twomey. "The second quarter saw some improvement in pulp prices, and a slight improvement in chip and saw timber."

    OTHER INCOME (EXPENSE)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was an expense of $(2.0) million in the second quarter of 2003, compared to an expense of $(5.3) million in the respective 2002 period.

                                Table 9
                        Other Income (Expense)
                            ($ in millions)

                                        Quarter-Ended   Quarter-Ended
                                        June 30, 2003   June 30, 2002
                                       --------------- ---------------
Dividend and interest income                 $0.4            $0.6
Interest expense                             (3.0)           (5.5)
Loss on valuation of derivatives               --            (1.1)
Other                                         0.6             0.7
                                       --------------- ---------------
Total                                       $(2.0)          $(5.3)
                                       =============== ===============


                               Table 10
               Reconciliation of Net Income to EBITDA(a)
                            ($ in millions)

                                        Quarter-Ended   Quarter-Ended
                                        June 30 , 2003  June 30, 2002
                                       --------------- ---------------

Net Income                                   $9.9           $33.0
Plus:
  Income tax expense                          5.8            21.4
  Depreciation and amortization               7.1             5.5
  Interest expense                            4.9             6.5
EBITDA(a)                                   $27.7           $66.4
                                       =============== ===============

EBITDA per diluted share                    $0.36           $0.80
                                       =============== ===============

Weighted average diluted shares
 outstanding                            77,735,916      83,253,681

(a) We use a supplemental performance measure along with net income to report our operating results. This measure is Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"). EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results.

    Prior-year EBITDA has been changed to conform with the SEC's current guidance on non-GAAP financial measures. The second quarter of 2003 EBITDA includes the non-cash pretax charge of $14.1 million to reduce the carrying value of Advantis. The second quarter of 2002 EBITDA includes the $20.6 million net gain on the sale of ARS, $1.1 million loss on valuation of forward sale contracts and $0.5 million other charges, each of which we previously excluded from EBITDA in prior disclosures. EBITDA includes conservation land EBITDA of $5.1 million and $1.1 million in the second quarter of 2003 and 2002, respectively.


                               Table 11
                         Summary Balance Sheet
                            ($ in millions)

                                         June 30, 2003  June 30, 2002
                                         -------------  -------------
Assets
Investment in real estate                    $837.0         $797.4
Cash and investments                           49.9          145.0
Prepaid pension asset                          93.2           91.5
Property, plant and equipment                  39.6           44.5
Other assets                                  198.0          116.0
                                         -------------- --------------
Total assets                               $1,217.7       $1,194.4
                                         ============== ==============

Liabilities and Stockholders' Equity
Debt                                          348.7          362.7
Accounts payable, accrued liabilities and
 minority interest                            175.0          139.0
Deferred income taxes                         217.7          192.1
                                         -------------- --------------
Total liabilities                             741.4          693.8
                                         -------------- --------------
Total stockholders' equity                    476.3          500.6
                                         -------------- --------------
Total liabilities and stockholders'
 equity                                    $1,217.7       $1,194.4
                                         ============== ==============


                               Table 12
                             Debt Schedule
                            ($ in millions)


                                        June 30, 2003   June 30, 2002
                                       --------------- ---------------
  Revolving debt facility                   $15.0             $--
  Medium term notes                         175.0           175.0
  Acquisition and other debt                  4.0            12.3
  Minimum liability on forward-sale of
   equity securities                           --            37.5
  Other collateralized/specific asset
   related debt                             154.7           137.9
                                       --------------- ---------------
Total Debt                                 $348.7          $362.7
                                       =============== ===============


                               Table 13
                  Consolidated Quarterly Comparisons
                             (As Reported)
               ($ in millions except per-share amounts)

                                        Quarter-Ended   Quarter-Ended
                                        June 30, 2003   June 30, 2002
                                       --------------- ---------------

Total revenues                             $184.5          $145.5
Operating expenses                          136.4           105.8
Depreciation and amortization                 7.1             5.4
Impairment loss                              14.1              --
Corporate expenses                            8.7             8.3
                                       --------------- ---------------
Operating profit                             18.2            26.0
Other income (expense)                       (2.0)           (5.3)
                                       --------------- ---------------
Income before taxes and minority
 interest                                    16.2            20.7
Income tax expense                            5.8            (8.3)
Minority interest                             0.5            (0.3)
Discontinued operations, net of income
 taxes of $13.1                                --            20.9
                                       --------------- ---------------
Net Income                                   $9.9           $33.0
                                       =============== ===============
Net Income per diluted share                $0.13           $0.40
                                       =============== ===============

EBITDA                                      $27.7           $66.4
                                       =============== ===============
EBITDA per diluted share                    $0.36           $0.80
                                       =============== ===============

Weighted average diluted shares
 outstanding                            77,735,916      83,253,681


                               Table 14
                     Quarterly Operating Revenues
                              By Segment
                            ($ in millions)

                                        Quarter-Ended   Quarter-Ended
                                        June 30, 2003   June 30, 2002
                                       --------------- ---------------

Community residential development           $125.2           $97.9
Commercial real estate                        32.4            21.8
St. Joe Land                                  16.7            13.3
Forestry                                      10.2            12.0
Corporate and other                             --             0.5
                                       --------------- ---------------
Operating revenues                          $184.5          $145.5
                                       =============== ===============


                               Table 15
                    Quarterly Segment Income Before
                      Taxes and Minority Interest
                            ($ in millions)

                        June 30, March 31,  Dec 31, Sept 30,  June 30,
                          2003     2003      2002     2002      2002
                        -------- --------- -------- --------- --------

Community residential
   Development            $22.8      $8.5    $19.7     $21.4    $22.2
Commercial real estate    (10.9)      3.5      4.5      (1.1)    (0.6)
St. Joe Land               12.8      17.6     30.7       8.6     10.5
Forestry                    2.2       1.9      2.0       1.7      2.3
Corporate and other       (10.7)     (8.1)    28.4     (11.1)   (13.7)
                        -------- --------- -------- --------- --------
Income from continuing
 operations before
 income taxes and
 minority interest        $16.2     $23.4    $85.3     $19.5    $20.7
                        ======== ========= ======== ========= ========


                                 March 31,  Dec 31  Sept 30,  June 30,
                                   2002      2001     2001      2001
                                 --------- -------- --------- --------

Community residential
   Development                       $9.4    $16.8     $14.1    $10.3
Commercial real estate               (0.9)     3.3     ( 0.9)     3.9
St. Joe Land                         18.4     12.5      15.8     21.1
Forestry                              1.9      1.3       1.6      2.9
Corporate and other                  87.8     (7.9)    (11.0)    (6.1)
                                 --------- -------- --------- --------
Income from continuing
 operations before
 income taxes and
 minority interest                 $116.6    $26.0     $19.6    $32.1
                                 ========= ======== ========= ========

    Conference Call Information

    St. Joe will host an interactive conference call to review the company's results for the second quarter ended June 30, 2003 on Tuesday, July 22, 2003, at 10:00 AM Eastern Daylight Time.
    To participate in the call, please phone 800-553-0273 (for domestic calls from the United States) or 612-332-0107 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800-475-6701 (domestic) or 320-365-3844 (international) using access code 691269.
    The St. Joe Company will also webcast the conference call live over the Internet in a listen-only format by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the St. Joe web site approximately three hours following the call.

    About St. Joe

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in community, commercial, industrial and resort development, along with commercial real estate services. The company also has significant interests in timber.
    More information about St. Joe can be found online at http://www.joe.com

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan" or similar expressions in this release. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of commercial buildings and residential units;

    -- the expected development timetables, development approvals and the ability to obtain approvals;

    --  the anticipated price range of developments;

    -- the number of units that can be supported upon full build out of a development;

    --  the number, price and timing of anticipated land sales;

    -- estimated land holdings for a particular use within a specific time frame;

    --  absorption rates and expected gains on land sales;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects; and

    -- the number of shares of company stock which may be purchased under the terms of the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include, among others, the following:

    -- economic conditions, particularly in Florida and key southeast United States areas that serve as feeder markets to the company's Northwest Florida operations;

    --  acts of war, terrorism or other geopolitical events;

    -- local conditions such as an oversupply of homes and home sites and residential or resort properties, or a reduction in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- increases in operating costs, including increases in real estate taxes;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- decreases in market rental rates for our commercial and resort properties;

    --  decreases in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida;

    -- adverse changes in laws or regulations affecting the development of real estate;

    -- the availability of funding from governmental agencies and others to purchase conservation lands; and

    --  adverse weather conditions or natural disasters.

    Additional risk factors are described in other periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002.
    Copyright 2003, The St. Joe Company. "Advantis," "WindMark," "SouthWood," "WaterColor," "WaterSound," "RiverCamps" and the "taking flight" logo are service marks of The St. Joe Company. Arvida is a registered trademark.

    CONTACT: The St. Joe Company, Jacksonville
             Media Contact: Jerry M. Ray, 904/301-4430 or
             Investor Contact: Steve Swartz, 904/301-4347